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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ______________

                                SCHEDULE 14D-9
                              (AMENDMENT NO. 15)

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              SOLICITATION/RECOMMENDATION STATEMENT PURSUANT TO
           SECTION 14(D)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

                          AMERICAN BANKERS INSURANCE
                                 GROUP, INC.
                          (NAME OF SUBJECT COMPANY)

                          AMERICAN BANKERS INSURANCE
                                 GROUP, INC.
                     (NAME OF PERSON(S) FILING STATEMENT)

                   COMMON STOCK, PAR VALUE $1.00 PER SHARE,
INCLUDING THE ASSOCIATED SERIES C PARTICIPATING PREFERRED STOCK PURCHASE RIGHTS
                        (TITLE OF CLASS OF SECURITIES)

                                  24456 10 5
                    (CUSIP NUMBER OF CLASS OF SECURITIES)

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                               GERALD N. GASTON
             VICE CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                    AMERICAN BANKERS INSURANCE GROUP, INC.
                           11222 QUAIL ROOST DRIVE
                             MIAMI, FL 33157-6596
                                (305) 253-2244
     (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICE AND COMMUNICATIONS ON BEHALF OF THE PERSON(S) FILING STATEMENT)

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                                  COPIES TO:

MORTON A. PIERCE, ESQ.                         JOSEPHINE CICCHETTI, ESQ.
JONATHAN L. FREEDMAN, ESQ.                     JORDEN BURT BOROS CICCHETTI
DEWEY BALLANTINE LLP                           BERENSON & JOHNSON LLP
1301 AVENUE OF THE AMERICAS                    777 BRICKELL AVENUE, SUITE 500
NEW YORK, NY 10019                             MIAMI, FL 33131
(212) 259-8000                                 (305) 371-2600

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   This Amendment No. 15 amends and supplements the Solicitation/
Recommendation Statement on Schedule 14D-9, dated February 6, 1998 (as amended, the "Schedule 14D-9") of American Bankers Insurance Group, Inc., a Florida Corporation (the "Company" or "American Bankers"), filed in connection with the Cendant Offer. Capitalized terms used herein shall have the definitions set forth in the Schedule 14D-9 unless otherwise provided herein

ITEM 9. MATERIAL TO BE FILED AS EXHIBITS

Exhibit 48 ....................  Press Release, dated May 18, 1998, of the Company.






















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                                  SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      AMERICAN BANKERS INSURANCE GROUP, INC.
                                      By: /s/ GERALD N. GASTON
                                          ------------------------------------
                                          Name: Gerald N. Gaston
                                          Title: Chief Executive Officer,
                                                 President and Vice Chairman

Date: May 19, 1998







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                                EXHIBIT INDEX



 EXHIBIT NO.                                DESCRIPTION
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Exhibit 48...... Press Release, dated May 18, 1998, of the Company